SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – April 11, 2011
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY		07962-2497
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

          As previously reported, in 2010, Honeywell International Inc. (the Company) changed its method of recognizing pension expense. Previously, for U.S. defined benefit pension plans, the Company used the market-related value of plan assets reflecting changes in the fair value of plan assets over a three-year period and net actuarial gains or losses in excess of 10 percent of the greater of the market-related value of plan assets or the plans’ projected benefit obligation (the corridor) were recognized over a six-year period. Under the new accounting method, the Company recognizes changes in the fair value of plan assets and net actuarial gains or losses in excess of the corridor annually in the fourth quarter each year (MTM Adjustment). The remaining components of pension expense, primarily service and interest costs and assumed return on plan assets, will be recorded on a quarterly basis (On-going Pension Expense). While the historical policy of recognizing pension expense was considered acceptable, the Company believes that the new policy is preferable as it eliminates the delay in recognition of actuarial gains and losses outside the corridor.

          This Current Report on Form 8-K includes the financial statements for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010 which we have revised to reflect the retrospective application of the new accounting policy.

          As a result of the retrospective application of the new policy, net income attributable to Honeywell increased by $103 million, $98 million and $99 million for the quarters ended March 31, June 30, and September 30, 2010 respectively, and diluted earnings per share increased by $0.13 per share for the quarters ended March 31, 2010 and June 30, 2010, and $0.12 per share for the quarter ended September 30, 2010. Additionally as a result of this change in accounting, opening shareowners’ equity at January 1, 2010 increased by $17 million.

          The information provided in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99, shall be deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibit 99

Exhibit No.	Description

Exhibit 99.1	Revised financial statements schedules and related footnotes of 2010 Form 10-Qs as a result of the pension accounting change.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2011	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Kathleen A. Winters

Kathleen A. Winters Vice President and Controller